Exhibit 99.1

GREAT ELM GROUP HIRES EXPERIENCED OPERATIONS PROFESSIONAL NICHOLE MILZ  AS CHIEF OPERATING OFFICER

WALTHAM, Mass., September 6, 2022 (GLOBE NEWSWIRE) – Great Elm Group, Inc. (“we,” “us,” “our,” the “Company” or “GEG”) (NASDAQ: GEG), a diversified investment management company, today announced Nichole Milz has joined the Company as Chief Operating Officer, responsible for managing the operations of the Company and its portfolio companies.  Mrs. Milz’ responsibilities include developing and overseeing an institutional quality operations department at Great Elm to support the growth of its investment management business.

“On behalf of the board and the Great Elm team, we are pleased to welcome Nichole to our group, “said Jason Reese, Executive Chairman of GEG.  “We believe her veteran experience managing the operations of well-known asset managers will help us in our mission to grow and diversify our business across multiple asset classes.”

Mrs. Milz joins Great Elm Group with over 20 years of experience in the asset management industry.  Most recently, Mrs. Milz spent 16 years at Magnetar Capital where she worked in various senior operations, finance and strategy roles.  At Magnetar, she served as Deputy Chief Operating Officer and ESG Officer of the Energy and Infrastructure Group as well as a member of the Energy & Infrastructure management committee.  Mrs. Milz also served as Treasurer of Star Peak Energy Transition Corp. and Star Peak Corp. II, two alternative energy-focused Special Purpose Acquisition Corporations. Prior to Magnetar, Mrs. Milz spent four years at Citadel as Head of Capital Structure Analysis, a team supporting the Global Credit group in financial modeling and fundamental credit analysis.  She began her career in Assurance & Advisory Business Services at Ernst & Young.  Mrs. Milz received a Master of Professional Accountancy and Bachelor of Business Administration with honors from the McCombs School of Business at The University of Texas at Austin in 1997.

Mrs. Milz stated, “I am very excited to take on this role and join the entrepreneurial team at Great Elm as we work together to strategically grow and diversify our core business.”

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded holding company that is building a business across two operating verticals: Investment Management and Operating Companies. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements, including statements regarding revenue, Adjusted EBITDA, expected growth, profitability, acquisition opportunities and outlook involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information. These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the SEC, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Investor Relations Contact:
Michael Kim / Garrett Edson
investorrelations@greatelmcap.com